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                                                                    EXHIBIT 23.0

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Havana Group, Inc.
Canton, Ohio 44718



    As independent certified public accountants for The Havana Group, Inc., we hereby consent to the use in Post-Effecive Amendment No. 1 to Form SB-2 Registration Statement for The Havana Group, Inc. of our report included herein, which has a date of February 10, 1998, relating to the consolidated balance sheet as of December 31, 1997 and the related consolidated statements of operations, cash flows, and stockholders' equity for the years ended December 31, 1997 and 1996, and to the reference to our firm under the caption "Experts" in the Prospectus.



                                          Hausser + Taylor LLP



Canton, Ohio
December 2, 1998